EXHIBIT 10.4

AMENDMENT TO ASSET PURCHASE AGREEMENT

AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of September 11, 2014. (this "Amendment"), is by and among Cannabis Kinetics Corp., a Nevada corporation (the "Purchaser"), REM International, LLC, a Colorado limited liability company (“REM” or the “Company”), and Robert E. Matuszewski (the “Principal”).

W I T N E S S E T H:

WHEREAS, the parties desire to amend certain terms of the Asset Purchase Agreement dated as of June 6, 2014 (the "Agreement"; capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Agreement) on the terms and conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Amendment to payment of Cash Amount. Notwithstanding Section 3.2(i) of the Agreement, the Principal hereby agrees to accept the Cash Amount in monthly installments over a twelve(12) month period, commencing on the Closing Date and payable on the 10th day of each calendar month thereafter for the next eleven consecutive months as follows: The monthly Cash Amount installment will be an amount equal to $7,000.00 per month for the first five (5) months and $12,750 per month thereafter (the remaining six (6) months thereafter) until the entire amount of $118,500.00 has been paid in full. The first payment in the amount of $7,000 will be due simultaneous with the execution and delivery of the Amendment.

2. Assumed Liabilities. Section 2.2 and Schedule 2.2 of the Agreement are hereby be deleted in their entirety. The Company and the Principal shall be solely responsible for any and all direct and indirect liabilities, duties and obligations of the Company and the Principal. The Purchaser and its Affiliates shall have no liability or obligation with respect to the Purchased Assets.

3. Reference. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in any other agreement, document or other instrument, shall mean, and be a reference to the Agreement, as amended by this Amendment.

4. Counterparts. This Amendment may be executed in one or more counterparts and by facsimile or other electronic transmission, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5. Captions. The captions used in this Amendment are intended for convenience of reference only, shall not constitute any part of this Amendment and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Amendment.

6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, representatives and the permitted successors and assigns of the parties hereto.

7. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws rules applied in such state.

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IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date and year first above written.

CANNABIS KINETICS CORP.

By:	/s/ Eric M. Hagen
Name:	Eric M. Hagen
Title:	President & Chief Executive Officer

Robert E. Matuszewski

By:	/s/ Robert E. Matuszewski
Name:	Robert E. Matuszewski

REM INTERNATIONAL LLC

By:	/s/ Robert E. Matuszewski
Name:	Robert E. Matuszewski